Exhibit 6.4

DIRECTOR AGREEMENT

This Director Agreement dated this 24th day of December 2019 (the “Agreement”), between Clickstream Corporation, a Nevada corporation with an address 1801 Century Park East Suite 1201 Los Angeles, CA 90067 (the “Company”), and Nicholas Panza (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, and (b) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one regular meeting of the Board each month, together with additional meetings of the Board as may be required by the business and affairs of the Company. All meetings may be attended, in person, via conference call or video conferencing as long as all attendees are able to communicate with each other concurrently. In fulfilling his responsibilities as a director of the Company, Director agrees that he/she shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Director shall retain his position as a Director until such time as (i) stockholders owning a majority of the outstanding stock in the Company determine otherwise, (ii) the Director resigns, (iii) the Director is accused of a crime involving moral turpitude or a felony (not including those related to a traffic violation) and the other members of the Board determine in good faith to require the resignation of Director, or (iv) the Director is convicted of a felony (not including those related to a traffic violation) or other crime involving moral turpitude that is not a felony and the other members of the Board determine in good faith that the conviction related to such other crime could have a detrimental effect on the Company’s or any of its subsidiaries’ businesses.

2. Compensation and Expenses.

(a) Board Compensation. The Director shall not be entitled to compensation for his services as a director.

(b) Expenses. The Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement which are pre-approved by the other members of the Board upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company. Such reimbursements shall be paid in accordance with the Company’s normal practices with respect to such types of requests.

(c) Other Benefits. The Board may from time to time suggest compensation and benefits for Director, including compensation and awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company, or any other plan that may later be established by the Company, which shall only be approved by the unanimous consent of the Board of Directors of the Company, provided, however, the creation of any stock incentive, stock option, stock compensation or long-term incentive plan for the Company must be approved in writing by stockholders owning at least two-thirds of the outstanding stock of the Company.

  Page │ 1

3. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his/her service to the Company to the fullest extent permitted by the Company’s Certificate of Incorporation and Bylaws (as such documents may be amended from time to time), Nevada Law and other applicable law (including, but not limited to, reasonable attorneys’ and paralegals’ fees through any and all negotiations, and trial and appellate levels), except for any loss or liability incurred in connection with the fraud, willful and wanton misconduct or gross negligence of Director. For the avoidance of doubt, the Company shall not indemnify the Director with respect to any claims/liabilities/costs/expenses incurred in connection with the fraud, willful and wanton misconduct or gross negligence of such Director. The provisions of this Section shall survive termination of this Agreement and the termination of the Company.

4. Confidentiality of Proprietary Information. Director recognizes the interest of the Company in maintaining the confidential nature of their proprietary information and agrees that he/she will not, directly or indirectly, disclose or use, except as required in the course of performing his/her duties to Company hereunder, any proprietary information of Company including, without limitation: records, files, data, software, source code, object code, processes, methods, techniques, formulae, products, inventions, product ideas, schematics, algorithms, flow charts, mechanisms, research, apparats, marketing, forecasts, customer lists, trade secrets, sales lists, agent lists, plans, specifications, price lists, vendor lists, manufacture lists, plans, salaries, duties, qualifications, performance levels and terms of compensation of employees, and/or cost or other financial data concerning any of the foregoing and other similar information which is proprietary in nature and not generally known to third parties unaffiliated with the Company. Proprietary information for these purposes shall also include personal information of any of the owners, officers, directors, employees and customers of Company that Director learns at any time during his/her relationship with the Company. Director agrees not to make copies of such proprietary information except as authorized by the Company.

Director understands, acknowledges and agrees that all proprietary information shall be the sole property of the Company and/or their respective assigns, including all trade secrets, patents, copyrights and other rights in connection therewith.

Upon termination of Director’s services, all such proprietary information shall be promptly delivered to Company.

5. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

6. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

  Page │ 2

8. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

9. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

10. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, via a nationally recognized overnight delivery service (one business day after so sent) or by certified mail (return receipt requested) (three business days after when so sent) to the parties at the addresses set forth below their respective names, or to such other addresses as a party shall specify to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

CLICKSTREAM CORPORATION		DIRECTOR

By:
	Michael Handelman, CFO	Nicholas Panza

Page │ 3